Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE

Spectranetics Achieves First Quarter 2014 Revenue of $39.6 Million

COLORADO SPRINGS, CO. (April 23, 2014) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the three months ended March 31, 2014, which are in-line with preliminary results announced on April 7, 2014. Highlights of the quarter, all compared with the three months ended March 31, 2013 include:

•	Revenue of $39.6 million, up 5%

•	Vascular Intervention revenue grew 16%, led by U.S. peripheral atherectomy revenue growth of 29%

•	Lead Management revenue decreased 4% (5% constant currency1)

•	Laser, Service & Other revenue decreased 5% (6% constant currency)

•	U.S. revenue grew 3% to $31.8 million; International revenue grew 14% (11% constant currency) to $7.8 million

•	Gross margin of 73.9%, an increase from 72.6%

“In the first quarter, we continued our track record of strong performance in the Vascular Intervention business, highlighted by U.S. peripheral atherectomy growth of 29%. We are taking immediate action to return Lead Management to growth in the second half of 2014, driven by a return to double digit growth in the fourth quarter. We are confident in the long-term strength of this business, due to the ramp up of our newly hired sales teammates, launch of mechanical tools and improved commercial execution. Traction in our Vascular business is steadfast. Early success with the EXCITE In-Stent Restenosis trial and the submission of our 510(k) filing for the ISR indication are critical steps to accelerating top line growth, expanding gross margins and achieving meaningful operating leverage,” said Spectranetics President and Chief Executive Officer, Scott Drake.

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1Constant currency is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Revenue for the three months ended March 31, 2014 increased 5% to $39.6 million, from $37.7 million in the 2013 period. Vascular Intervention revenue increased 16% to $20.0 million; Lead Management revenue decreased 4% (5% constant currency) to $14.5 million and Laser System, Service and Other revenue decreased 5% (6% constant currency) to $5.1 million.

Geographically, revenue in the United States was $31.8 million, an increase of 3% from the three months ended March 31, 2013. International revenue totaled $7.8 million, an increase of 14% as reported (11% constant currency), from the three months ended March 31, 2013.

Net loss for the three months ended March 31, 2014 was $5.7 million, or $0.14 per share, compared with a net loss of $959,000, or $0.03 per share, for the three months ended March 31, 2013. These net loss results are consistent with our expectations and reflect our investment in the field sales team expansion and seasonally higher operating expenses that are typical in the first quarter of the year. Adjusted EBITDA2 was negative $2.9 million for the three months ended March 31, 2014 compared with $1.3 million for the three months ended March 31, 2013. Adjusted EBITDA provides for comparability between periods and represents an additional measure of the operating performance of the business.

2014 Outlook
Spectranetics management projects revenue for 2014 to be in the range of $171.5 million to $174.0 million, an increase of 8% to 10% over 2013. No revenue is included in our outlook for mechanical tools or the ISR indication.

Net loss for 2014 is projected to be in the range of $7.5 - $9.5 million, or $0.18 - $0.23 per share. Adjusted EBITDA is anticipated to be in the range of $3.5 - $5.5 million, compared with Adjusted EBITDA of $11.2 million in 2013. The medical device tax is included in both periods.

Conference Call
Management will host an investment community conference call today beginning at 2:30 p.m. MT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 561-2747 for domestic callers or (973) 409-9689 for international callers, or access the webcast on the investor relations section of the Company’s Web site at: www.spectranetics.com. The webcast will be available on the Company’s Web site for 14 days following the completion of the call.

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2Adjusted EBITDA is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

About Spectranetics
Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in over 40 countries and are used to treat arterial blockages in the heart and legs, and to remove pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our expectation of continued growth and strength and the reasons for that growth, growth rates, strength, and 2014 outlook including projected revenue and net income. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this release. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the healthcare reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our 2013 Annual Report on Form 10-K. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue	$39,614	$37,675
Cost of products sold	10,334	10,319
Gross profit	29,280	27,356
Gross margin %	74%	73%
Operating expenses:
Selling, general and administrative	27,869	22,801
Research, development and other technology	6,229	5,172
Medical device excise tax	525	522
Acquisition-related intangible asset amortization	137	164
Contingent consideration expense	38	202
Total operating expenses	34,798	28,861
Operating loss	(5,518)	(1,505)
Other income (expense), net	4	(29)
Loss before taxes	(5,514)	(1,534)
Income tax expense (benefit)	147	(575)
Net loss	$(5,661)	$(959)

Net loss per common share:
Basic and diluted	$(0.14)	$(0.03)
Weighted average shares outstanding:
Basic and diluted	41,354	34,960

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$120,866	$128,395
Accounts receivable, net	27,652	26,766
Inventories, net	9,828	9,476
Deferred income taxes, current portion, net	445	445
Other current assets	3,489	2,748
Total current assets	162,280	167,830
Property and equipment, net	28,747	28,281
Goodwill and intangible assets	20,318	20,455
Other assets	612	591
Total assets	$211,957	$217,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,809	$23,225
Non-current liabilities	4,001	3,932
Stockholders’ equity	188,147	190,000
Total liabilities and stockholders’ equity	$211,957	$217,157

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2013				2014
(000’s, except laser sales and installed base amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr

Disposable products revenue:
Vascular Intervention revenue	$17,193	$18,897	$18,956	$20,555	$20,021
Lead Management revenue	15,079	15,078	16,075	16,286	14,470
Total disposable products revenue	32,272	33,975	35,031	36,841	34,491

Service and other revenue	2,878	2,888	2,851	2,795	2,769

Laser revenue:
Equipment sales	1,381	1,395	906	1,153	1,530
Rental fees	1,144	1,195	975	1,131	824
Total laser revenue	2,525	2,590	1,881	2,284	2,354

Total revenue	37,675	39,453	39,763	41,920	39,614

Net income (loss)	(959)	(728)	434	883	(5,661)
Adjusted EBITDA (1)	1,290	2,147	3,784	3,984	(2,881)

Cash flow generated by (used in) operating activities	(6,377)	2,048	3,513	5,029	(8,359)
Total cash and cash equivalents at end of quarter	25,228	119,356	123,570	128,395	120,866

Laser sales summary:
Laser sales from inventory	8	9	9	5	9
Laser sales from evaluation/rental units	7	5	—	5	4
Total laser sales	15	14	9	10	13

(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table for the reconciliation to the most comparable GAAP measure.

Worldwide Installed Base Summary:
Laser sales from inventory	8	9	9	5	9
Rental placements	20	28	27	29	20
Evaluation placements	11	11	4	9	8
Laser placements during quarter	39	48	40	43	37
Buy-backs/returns during quarter	(25)	(23)	(26)	(18)	(17)
Net laser placements during quarter	14	25	14	25	20
Total lasers placed at end of quarter	1,080	1,105	1,119	1,144	1,164

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	March 31, 2014			March 31, 2013	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$31,772	$—	$31,772	$30,791	3%	3%
International	7,842	(179)	7,663	6,884	14%	11%
Total revenue	$39,614	$(179)	$39,435	$37,675	5%	5%

Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	March 31, 2014			March 31, 2013	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$20,021	$(54)	$19,967	$17,193	16%	16%
Lead Management	14,470	(86)	14,384	15,079	(4)%	(5)%
Laser System, Service & Other	5,123	(39)	5,084	5,403	(5)%	(6)%
Total revenue	$39,614	$(179)	$39,435	$37,675	5%	5%

THE SPECTRANETICS CORPORATION
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (in thousands) (unaudited)

	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
Net income (loss), as reported	$(959)	$(728)	$434	$883	$(5,661)
Income tax expense (benefit)	(575)	64	406	885	147
Interest expense (income), net	4	(6)	1	(2)	(1)
Depreciation and amortization	2,454	2,369	2,463	2,419	2,459
Acquisition-related intangible asset amortization (1)	164	246	246	245	137
EBITDA	1,088	1,945	3,550	4,430	(2,919)

Contingent consideration expense (1)	202	202	234	229	38
Intangible asset impairment and change in contingent consideration liability, net (1)	—	—	—	(675)	—
Adjusted EBITDA (2)	$1,290	$2,147	$3,784	$3,984	$(2,881)
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1)
Acquisition-related intangible asset amortization relates to intangible assets acquired from Upstream Peripheral Technologies Ltd. (“Upstream”) in January 2013. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016, primarily based on sales of the products acquired. At the acquisition date, we recorded a contingent consideration liability, representing the estimated fair value of the future contingent payments we expected to make at that time. As of December 31, 2013, based on our assessment that we are not likely to generate the level of revenues from sales of the Upstream products that we anticipated at the acquisition date, we remeasured the contingent consideration liability to its fair value and reduced it by approximately $5.2 million. As a result of lower projected revenues for these products, we reviewed the recoverability of the intangible assets acquired. This review resulted in an impairment charge of approximately $4.5 million related to those assets, based on their revised fair value using current cash flow assumptions. Although we have lowered our revenue expectations, we continue to expect these products to have a positive effect on future profitability. Further, we believe these products are important niche products that strategically complement and complete our crossing solutions chronic total occlusion (CTO) portfolio.

2)
In 2014, we are not adding back the medical device excise tax to Adjusted EBITDA, as the tax was also included in 2013 results. Therefore, the 2013 quarterly Adjusted EBITDA numbers have been restated to include the medical device excise tax.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•	Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

•
Depreciation and amortization expense, while not requiring cash settlement, are ongoing and recurring expenses and have a material impact on GAAP net income and reflect economic costs to us not reflected in Adjusted EBITDA. The intangible asset impairment, while not requiring cash settlement, reflects an economic cost to us not reflected in Adjusted EBITDA.

•
Items such as the contingent consideration expense excluded from Adjusted EBITDA can have a material impact on cash flows and GAAP net income and reflect economic costs to us not reflected in Adjusted EBITDA.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of changes in foreign currency exchange rates, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

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